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                                                                 Exhibit 10.27


[ESS TECHNOLOGY, INC. LOGO]


                                                August 22, 1996


MR. JOHN H. BARNET
2 Robert S. Drive
Menlo Park, CA 94025

Dear John,

        I am delighted to welcome you to the ESS team as Vice President, Finance and Chief Financial Officer.

        I understand you will assume your new duties no later than September 23, 1996. Congratulations and welcome aboard!

        As Vice President, Finance and Chief Financial Officer, you will report directly to me, President and Chief Executive Officer. Your duties will include all financial and administrative functions of the Company as outlined in the position brief given to you by Frank Bacci.

        Your initial salary will be $185,000 per annum. You will also have the opportunity to earn 25% of your current annual salary under ESS's executive achievement bonus pool, provided that the plan's bonus objectives are achieved. The annual objectives shall be on the same basis as other executives. This bonus will be paid at the end of February following each calendar year of employment. The bonus for 1996 will be pro-rated and guaranteed. You will also receive the Company's standard employee benefits package, and will be subject to the Company's vacation policy.

        You will receive a sign-up bonus of $400,000 to be paid to you in your first week of employment. Such bonus must be repaid in proration to the Company if you voluntarily, other than by death or disability, terminate your employment less than one full year from your start date. Both you and the Company will provide each other a three month advance notice for termination of employment.

        You will also be granted an option under the Company's 1995 Equity Incentive Plan for 200,000 shares of the Company's stock (the "Option") to vest as follows: 40,000 shares will vest on your start date, and the remaining 160,000 shares will vest (40,000 shares per year each) on the next four anniversaries of your start date. The terms of the Option will be consistent with the ESS 1995 Equity Incentive Plan except as specifically provided to the contrary herein. To the extent possible under the Internal Revenue Code of 1986, as amended (the "Code"), the Option will constitute an "incentive stock option." The Option will be priced at 100% of fair market value as of your start date. Shares underlying the Option may not be sold for one full year following your start date. You will have the right to receive at least $5.00 per share for the first 80,000 of your Option shares which are vested. This right may be exercised at any time between the first and third anniversaries of your start date, provided you do so while employed by the Company and within 90 days after termination of such employment. The mechanics for you to exercise this right will depend upon the fair market value of ESS shares as quoted on Nasdaq, as follows:

                                        Initials ( /s/  )



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[ESS Technology, Inc. LETTERHEAD]


        (i) If such value exceeds your exercise price by an amount less than $5.00 per share, then you may exercise the Option and the Company will pay you the difference between $5.00 and such amount; or

        (ii) If such value is less than your exercise price, then the Company will purchase the Option for $5.00 per share.

In the event that you are terminated without cause in the first year of your employment, the 40,000 shares underlying the Option that vest on the first anniversary date shall become vested immediately. In addition, should there be a change in control of the Company such that the stockholders of the Company no longer hold a majority of the capital stock of the new entity, the shares underlying the Option will accelerate and become vested immediately unless you are hired by such a new entity with similar compensation package.

        You will receive a loan from the Company for $400,000 commencing on your start date at the current statutory minimum interest rate necessary to avoid imputed income under the Code, which shall be evidenced by a recourse promissory note. The loan will be due and payable one year from your start date or 90 days after your earlier termination of employment. All proceeds from any sale of the Option or of shares underlying the Option, net of taxes, shall be applied to reduction of such loan. The Option and any shares exercised thereunder will be held by the Company as collateral for the loan.

        Tax consequences, if any, of this transaction will be your responsibility.

        As an employee of the Company, you will have access to Company confidential information and you may, during the course of your employment, develop certain information or inventions which will be the property of the Company. To protect the interests of the Company, you will need to sign the Company's standard "Employee Inventions and Confidentiality Agreement" as a condition of your employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or violate any other obligation to your former employers.

        Should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Further, your participation in any stock award or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.


                                Initials (     )  (     )
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[LETTERHEAD]
ESS Technology, Inc.



        Please signify your acceptance of this offer and these conditions by signing and returning a copy of this letter. I look forward to having you join our outstanding team, and I know this will be a mutually beneficial relationship for many years to come. Again, my personal thanks and congratulations!


ESS TECHNOLOGY, INC.


By:  /s/ FRED S.L. CHAN                          /s/ JOHN H. BARNET
   -----------------------------                -----------------------------
Fred S.L. Chan                                  John H. Barnet
Chairman of the Board, President
and Chief Executive Officer                     Date: August 25, 1996
                                                      -----------------------





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[LETTERHEAD]
ESS Technology, Inc.


                                PROMISSORY NOTE

$400,000                                                    Fremont, California
--------                                                     September 16, 1996


At the time hereinafter stated and as stated in the offer letter dated August 22, 1996, for value received, the undersigned, an employee of ESS Technology, Inc. ("the Company"), promises to pay the Company the principal sum of $400,000 with interest from the date hereof at a rate of six point zero two percent (6.02%) per annum (September 1996 statutory minimum interest rate), compounded annually, on the unpaid balance of said principal sum. Said principal and interest shall be due and payable one year from the date or 90 days after the undersigned earlier termination of employment.

Principal and interest are payable in lawful money of United States of America.

Should suit be commenced to collect this Note or any portion thereof, such sum as the Court may deem reasonable shall be added hereto as attorneys' fees. The maker and endorsers have severally waived presentment for payment, protest, notice of protest, and notice of non-payment of this Note.

This Note, which is full recourse, is secured by a pledge of certain Options and any shares exercised thereunder which will be held by the Company as collateral for the note. All proceeds from any sale of the Options or of shares underlying the Options, net of taxes, shall be applied to reduction of such note.



/s/ JOHN BARNET                                 /s/ FRED S.L. CHAN
---------------------------                     ---------------------------
    John Barnet                                     Fred S.L. Chan